Exhibit 99.1
Investors — Deck S. Slone 314/994-2717
Media — Kimberly K. Link 314/994-2936

FOR IMMEDIATE RELEASE
Friday, February 24, 2006
Arch Coal Announces Succession Plan to Ensure Continuous,
Effective Leadership; Board Expands to Eleven Directors
     ST. LOUIS (February 24, 2006) — Arch Coal, Inc. (NYSE:ACI) and its Board of Directors have approved a succession plan that will ensure strong and continuous leadership at Arch Coal in the years ahead.
     Following Arch Coal’s annual meeting on April 28, President and Chief Executive Officer Steven F. Leer will become Chairman and Chief Executive Officer. Executive Vice President and Chief Operating Officer John W. Eaves will become President and Chief Operating Officer. Eaves will continue to report to Leer.
     Also effective April 28, current Chairman of Arch Coal’s Board of Directors James R. Boyd will become Chairman of the Nominating and Corporate Governance Committee, as well as the corporation’s Lead Director.
     In addition, Arch Coal’s Directors today announced that they had increased the size of the board to 11 members and elected Eaves to fill the newly created position effective immediately.
     “The Board of Directors and I have been planning this transition for several years as part of a well-crafted and orderly succession process,” Boyd said. “Steve and John are highly capable leaders who are uniquely qualified to lead Arch Coal in today’s exciting energy marketplace. The Board and I look forward to working with both of them to build significant new value for Arch’s shareholders in the years ahead.”
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     “It is an honor to accept this new role with the company,” said Leer. “I believe that Arch is exceptionally well positioned for future success, and I look forward to working with the Board, John and the entire Arch Coal team to ensure that we realize our great potential as a company. We will continue to emphasize our three core values — safety, environmental stewardship and shareholder value — which we regard as the central tenets of long-term success in the U.S. coal industry.”
     Leer has served as the President and CEO of Arch Coal, Inc. since the company was formed in July 1997. Prior to the formation of Arch Coal, Leer served as President and CEO of Arch Mineral Corporation, one of Arch Coal’s predecessor companies. Leer also has held executive management positions with The Valvoline Company (a subsidiary of Ashland Inc.), Ashland Inc. and Ashland Coal, Inc. Leer has a bachelor of science degree in electrical engineering from the University of the Pacific and an MBA from Washington University’s Olin School of Business. The University of the Pacific awarded him an honorary doctorate in May 1993.
     Eaves has served as Executive Vice President and COO for Arch Coal, Inc. since December 2002. Eaves joined the corporation in 1987 after serving in various marketing-related positions at Diamond Shamrock Coal Company and Natomas Coal Company. In 1997, he was elected Vice President of Marketing and President of Arch Coal Sales, the company’s marketing subsidiary, and in 2000 he was elected Senior Vice President of Marketing. Eaves has a bachelor of science degree from the University of Kentucky and is a graduate of the Executive Management Program at Wharton Business School and the Advanced Management Program at Harvard University.
     Arch Coal is the nation’s second largest coal producer, with subsidiary operations in Wyoming, Utah, Colorado, West Virginia, Kentucky and Virginia. Through these operations, Arch provides the fuel for approximately 6% of the electricity generated in the United States.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
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